COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS PREMIER LIMITED TERM INCOME FUND CLASS R
SHARES AND THE LEHMAN BROTHERS AGGREGATE BOND INDEX



EXHIBIT A:
                DREYFUS
                PREMIER        LEHMAN
             LIMITED TERM     BROTHERS
  PERIOD      INCOME FUND     AGGREGATE
           (CLASS R SHARES)  BOND INDEX*

 7/11/91             10,000       10,000
 10/31/91            10,550       10,686
 10/31/92            11,511       11,736
 10/31/93            12,584       13,130
 10/31/94            12,275       12,648
 10/31/95            13,761       14,627
 10/31/96            14,466       15,482
 10/31/97            15,635       16,859

*Source: Lehman Brothers